SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                ----------------

                                  SCHEDULE 13G
                                 (Rule 13d-102)
                                ----------------

              INFORMATION TO BE INCLUDED IN STATEMENTS PURSUANT TO
                   RULES 13d-1(b), (c) AND (d) AND AMENDMENTS
                    THERETO FILED PURSUANT TO 13d-2 UNDER THE
                         SECURITIES EXCHANGE ACT OF 1934

                  Primus Telecommunications Group, Incorporated
                                (Name of Issuer)

                                  Common Stock
                         (Title of Class of Securities)

                                    741929301
                                 (CUSIP Number)

                                  July 1, 2009
             (Date of Event Which Requires Filing of this Statement)


     Check the appropriate box to designate the rule pursuant to which this Schedule is filed:
     [ ]  Rule 13d-1(b)
     [X]  Rule 13d-1(c)
     [ ]  Rule 13d-1(d)

                              (Page 1 of 13 Pages)
-----------

     * The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.


     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

Schedule 13G
CUSIP No. 741929301                                               Page 2 of 13


     (1)  NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
            Phaeton International (BVI) Ltd.
            None
--------------------------------------------------------------------------------
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                               (a)  [ ]
                                                               (b)  [X]
--------------------------------------------------------------------------------
     (3)  SEC USE ONLY

--------------------------------------------------------------------------------
     (4)  CITIZENSHIP OR PLACE OF ORGANIZATION
            British Virgin Islands
--------------------------------------------------------------------------------

NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         -----------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    174,777 shares of Common Stock
                    Warrants to purchase 49,722 shares of Common Stock
                         (see Item 4)
OWNED BY       -----------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      -----------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    174,777 shares of Common Stock
                    Warrants to purchase 49,722 shares of Common Stock
                         (see Item 4)
--------------------------------------------------------------------------------
     (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED
          BY EACH REPORTING PERSON
            174,777 shares of Common Stock
            Warrants to purchase 49,722 shares of Common Stock
                (see Item 4)
--------------------------------------------------------------------------------
    (10)  CHECK BOX IF THE AGGREGATE AMOUNT
          IN ROW (9) EXCLUDES CERTAIN SHARES                        [ ]
--------------------------------------------------------------------------------
    (11)  PERCENT OF CLASS REPRESENTED
          BY AMOUNT IN ROW (9)
            2.3%
--------------------------------------------------------------------------------
    (12)  TYPE OF REPORTING PERSON
            CO
--------------------------------------------------------------------------------

Schedule 13G
CUSIP No. 741929301                                               Page 3 of 13


     (1)  NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
            Phoenix Partners, L.P.
            13-6272912
--------------------------------------------------------------------------------
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                               (a)  [ ]
                                                               (b)  [X]
--------------------------------------------------------------------------------
     (3)  SEC USE ONLY

--------------------------------------------------------------------------------
     (4)  CITIZENSHIP OR PLACE OF ORGANIZATION
            New York
--------------------------------------------------------------------------------

NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         -----------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    297,178 shares of Common Stock
                    Warrants to purchase 82,962 shares of Common Stock
                        (see Item 4)
OWNED BY       -----------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      -----------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    297,178 shares of Common Stock
                    Warrants to purchase 82,962 shares of Common Stock
                        (see Item 4)
--------------------------------------------------------------------------------
     (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED
          BY EACH REPORTING PERSON
            297,178 shares of Common Stock
            Warrants to purchase 82,962 shares of Common Stock
                (see Item 4)
--------------------------------------------------------------------------------
    (10)  CHECK BOX IF THE AGGREGATE AMOUNT
          IN ROW (9) EXCLUDES CERTAIN SHARES                        [ ]
--------------------------------------------------------------------------------
    (11)  PERCENT OF CLASS REPRESENTED
          BY AMOUNT IN ROW (9)
            3.9%
--------------------------------------------------------------------------------
    (12)  TYPE OF REPORTING PERSON
            PN
--------------------------------------------------------------------------------

Schedule 13G
CUSIP No. 741929301                                               Page 4 of 13


     (1)  NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
            Phoenix Partners II, L.P.
            84-1631449
--------------------------------------------------------------------------------
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                               (a)  [ ]
                                                               (b)  [X]
--------------------------------------------------------------------------------
     (3)  SEC USE ONLY

--------------------------------------------------------------------------------
     (4)  CITIZENSHIP OR PLACE OF ORGANIZATION
            Delaware
--------------------------------------------------------------------------------

NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         -----------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    38,135 shares of Common Stock
                    Warrants to purchase 10,650 shares of Common Stock
                         (see Item 4))
OWNED BY       -----------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      -----------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    38,135 shares of Common Stock
                    Warrants to purchase 10,650 shares of Common Stock
                         (see Item 4)
--------------------------------------------------------------------------------
     (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED
          BY EACH REPORTING PERSON
            38,135 shares of Common Stock
            Warrants to purchase 10,650 shares of Common Stock
                (see Item 4))
--------------------------------------------------------------------------------
    (10)  CHECK BOX IF THE AGGREGATE AMOUNT
          IN ROW (9) EXCLUDES CERTAIN SHARES                        [ ]
--------------------------------------------------------------------------------
    (11)  PERCENT OF CLASS REPRESENTED
          BY AMOUNT IN ROW (9)
            0.5%
--------------------------------------------------------------------------------
    (12)  TYPE OF REPORTING PERSON
            PN
--------------------------------------------------------------------------------

Schedule 13G
CUSIP No. 741929301                                               Page 5 of 13


     (1)  NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
            Morgens, Waterfall, Vintiadis & Co., Inc. Profit Sharing Plan
--------------------------------------------------------------------------------
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                               (a)  [ ]
                                                               (b)  [X]
--------------------------------------------------------------------------------
     (3)  SEC USE ONLY

--------------------------------------------------------------------------------
     (4)  CITIZENSHIP OR PLACE OF ORGANIZATION
            New York
--------------------------------------------------------------------------------

NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         -----------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    33,043 shares of Common Stock

OWNED BY       -----------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      -----------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    33,043 shares of Common Stock

--------------------------------------------------------------------------------
     (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED
          BY EACH REPORTING PERSON
            33,043 shares of Common Stock

--------------------------------------------------------------------------------
    (10)  CHECK BOX IF THE AGGREGATE AMOUNT
          IN ROW (9) EXCLUDES CERTAIN SHARES                        [ ]
--------------------------------------------------------------------------------
    (11)  PERCENT OF CLASS REPRESENTED
          BY AMOUNT IN ROW (9)
            0.3%
--------------------------------------------------------------------------------
    (12)  TYPE OF REPORTING PERSON
            OO
--------------------------------------------------------------------------------

Schedule 13G
CUSIP No. 741929301                                               Page 6 of 13


     (1)  NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
            Morgens, Waterfall, Vintiadis & Co., Inc.
            13-2674766
--------------------------------------------------------------------------------
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                               (a)  [ ]
                                                               (b)  [X]
--------------------------------------------------------------------------------
     (3)  SEC USE ONLY

--------------------------------------------------------------------------------
     (4)  CITIZENSHIP OR PLACE OF ORGANIZATION
            New York
--------------------------------------------------------------------------------

NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         -----------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    543,133 shares of Common Stock
                    Warrants to purchase 143,334 shares of Common Stock
                        (see Item 4)
OWNED BY       -----------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      -----------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    543,133 shares of Common Stock
                    Warrants to purchase 143,334 shares of Common Stock
                        (see Item 4)
--------------------------------------------------------------------------------
     (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED
          BY EACH REPORTING PERSON
            543,133 shares of Common Stock
            Warrants to purchase 143,334 shares of Common Stock
                (see Item 4)
--------------------------------------------------------------------------------
    (10)  CHECK BOX IF THE AGGREGATE AMOUNT
          IN ROW (9) EXCLUDES CERTAIN SHARES                        [ ]
--------------------------------------------------------------------------------
    (11)  PERCENT OF CLASS REPRESENTED
          BY AMOUNT IN ROW (9)
            7.0%
--------------------------------------------------------------------------------
    (12)  TYPE OF REPORTING PERSON
            IA
--------------------------------------------------------------------------------

Schedule 13G
CUSIP No. 741929301                                               Page 7 of 13


     (1)  NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
            Edwin H. Morgens
--------------------------------------------------------------------------------
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                               (a)  [ ]
                                                               (b)  [X]
--------------------------------------------------------------------------------
     (3)  SEC USE ONLY

--------------------------------------------------------------------------------
     (4)  CITIZENSHIP OR PLACE OF ORGANIZATION
            United States
--------------------------------------------------------------------------------

NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         -----------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    543,133 shares of Common Stock
                    Warrants to purchase 143,334 shares of Common Stock
                       (see Item 4)
OWNED BY       -----------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      -----------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    543,133 shares of Common Stock
                    Warrants to purchase 143,334 shares of Common Stock
                       (see Item 4)
--------------------------------------------------------------------------------
     (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED
          BY EACH REPORTING PERSON
            543,133 shares of Common Stock
            Warrants to purchase 143,334 shares of Common Stock
                (see Item 4)
--------------------------------------------------------------------------------
    (10)  CHECK BOX IF THE AGGREGATE AMOUNT
          IN ROW (9) EXCLUDES CERTAIN SHARES                        [ ]
--------------------------------------------------------------------------------
    (11)  PERCENT OF CLASS REPRESENTED
          BY AMOUNT IN ROW (9)
            7.0%
--------------------------------------------------------------------------------
    (12)  TYPE OF REPORTING PERSON
            IN
--------------------------------------------------------------------------------

Schedule 13G
CUSIP No. 741929301                                               Page 8 of 13


ITEM 1(a).  NAME OF ISSUER:
              Primus Telecommunications Group, Incorporated (the "Company")

ITEM 1(b).  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:
              7901 Jones Branch Drive, Suite 900, McLean, VA, 22102

ITEM 2(a).  NAME OF PERSON FILING:
              This Schedule 13G is filed jointly by (a) Phaeton
              International (BVI) Ltd. ("Phaeton"), (b) Phoenix Partners,
              L.P. ("Phoenix"), (c) Phoenix Partners II, L.P.("Phoenix
              II"), (d) Morgens, Waterfall, Vintiadis & Co., Inc. Profit Sharing Plan ("Profit Sharing"), (e) Morgens, Waterfall, Vintiadis & Company, Inc. ("Morgens Waterfall") and (f) Edwin H. Morgens ("Morgens" and together with the persons listed in (a) through (e), the "Reporting Persons").

              Phaeton, Phoenix, Phoenix II and Profit Sharing are hereinafter sometimes collectively referred to as the "Advisory Clients".

ITEM 2(b).  ADDRESS OF PRINCIPAL OFFICE OR, IF NONE, RESIDENCE:
              The business address of each of the Reporting Persons is 600 Fifth Avenue, 27th Floor, New York NY 10020.

ITEM 2(c).  CITIZENSHIP:
              Phoenix is a limited partnership organized under the laws of the State of New York. Phoenix II is a limited partnership organized under the laws of the State of Delaware. Phaeton is an exempted company organized in British Virgin Islands. Profit Sharing is a trust organized under the laws of the State of New York. Morgens Waterfall is a corporation organized under the laws of the State of New York. Morgens is a United States citizen.

ITEM 2(d).  TITLE OF CLASS OF SECURITIES:
              Common Stock

ITEM 2(e).  CUSIP NUMBER:
              741929301.

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO 13d-1(b) OR 13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

           (a) [ ] Broker or dealer registered under Section 15 of the Act

           (b) [ ] Bank as defined in Section 3(a)(6) of the Act

           (c) [ ] Insurance Company as defined in Section 3(a)(19) of the
                   Act

           (d) [ ] Investment Company registered under Section 8 of the Investment Company Act of 1940

           (e) [ ] Investment Adviser registered under Section 203 of the Investment Advisers Act of 1940: see Rule 13d-1(b)(1)(ii)(E)

Schedule 13G
CUSIP No. 741929301                                               Page 9 of 13


           (f) [ ] Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see Rule 13d-1(b)(1)(ii)(F)

           (g) [ ] Parent Holding Company, in accordance with Rule 13d-1(b)(ii)(G);

           (h) [ ] Savings Associations as defined in Section 3(b) of the Federal Deposit Insurance Act;

           (i) [ ] Church Plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940;

           (j) [ ] Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

         IF THIS STATEMENT IS FILED PURSUANT TO Rule 13d-1(c),
         CHECK THIS BOX.                                           [x]

ITEM 4.  OWNERSHIP.

         The percentages used herein and in the rest of Item 4 are calculated based upon (i) the 9,600,000 shares of Common Stock outstanding which were stated to be issued on the Effective Date by the Company in its Form 8-K dated June 12, 2009 and (ii) 143,334 shares of Common Stock deemed to be outstanding pursuant to Rule 13d-3(d)(1)(i) because such shares may be obtained and beneficially owned upon exercise within 60 days of derivative securities currently owned by the Reporting Persons. Pursuant to Rule 13d-3(d)(1)(i) the number of issued and outstanding shares of Common Stock assumes that each other shareholder of the Company does not exercise herein within 60 days.

      A. Phaeton International (BVI) Ltd
              (a) Amount beneficially owned: 174,777 shares of Common
                  Stock; warrants to purchase 49,722 shares of Common
                  Stock
              (b) Percent of class: 2.3%
              (c)(i) Sole power to vote or direct the vote: -0-
                (ii) Shared power to vote or direct the vote: 174,777
                     shares of Common Stock; warrants to purchase 49,722 shares of Common Stock
               (iii) Sole power to dispose or direct the disposition: -0-
                (iv) Shared power to dispose or direct the
                     disposition: 174,777 shares of Common Stock;
                     warrants to purchase 49,722 shares of Common
                     Stock

      B. Phoenix Partners, L.P.
              (a) Amount beneficially owned: 297,178 shares of Common
                  Stock; warrants to purchase 82,962 shares of Common Stock
              (b) Percent of class: 3.9%
              (c)(i) Sole power to vote or direct the vote: -0-
                (ii) Shared power to vote or direct the vote: 297,178
                     shares of Common Stock; warrants to purchase 82,962 shares of Common Stock
               (iii) Sole power to dispose or direct the disposition: -0-

Schedule 13G
CUSIP No. 741929301                                               Page 10 of 13


                (iv) Shared power to dispose or direct the
                     disposition: 297,178 shares of Common Stock;
                     warrants to purchase 82,962 shares of Common
                     Stock

      C. Phoenix Partners II, L.P.
              (a) Amount beneficially owned: 38,135 shares of Common
                  Stock; warrants to purchase to 10,650 shares of Common Stock
              (b) Percent of class: 0.5%
              (c)(i) Sole power to vote or direct the vote: -0-
                (ii) Shared power to vote or direct the vote: 38,135
                     shares of Common Stock; warrants to purchase to 10,650 shares of Common Stock
               (iii) Sole power to dispose or direct the disposition: -0-
                (iv) Shared power to dispose or direct the disposition:
                     38,135 shares of Common Stock; warrants to purchase to 10,650 shares of Common Stock

      D. Morgens, Waterfall, Vintiadis & Co., Inc. Profit Sharing Plan
              (a) Amount beneficially owned: 33,043 shares of Common Stock
              (b) Percent of class: 0.3%
              (c)(i) Sole power to vote or direct the vote: -0-
                (ii) Shared power to vote or direct the vote: 33,043 shares of
                     Common Stock
               (iii) Sole power to dispose or direct the disposition: -0-
                (iv) Shared power to dispose or direct the disposition: 33,043 shares of Common Stock

      E. Morgens, Waterfall, Vintiadis & Co., Inc.
              (a) Amount beneficially owned: 543,133 shares of Common
                  Stock; warrants to purchase 143,334 shares of Common Stock
              (b) Percent of class: 7.0%
              (c)(i) Sole power to vote or direct the vote: -0-
                (ii) Shared power to vote or direct the vote: 543,133
                     shares of Common Stock; warrants to purchase 143,334 shares of Common Stock
               (iii) Sole power to dispose or direct the disposition: -0-
                (iv) Shared power to dispose or direct the disposition:
                     543,133 shares of Common Stock; warrants to
                     purchase 143,334 shares of Common Stock

      F. Edwin H. Morgens
              (a) Amount beneficially owned: 543,133 shares of Common
                  Stock; warrants to purchase 143,334 shares of Common Stock
              (b) Percent of class: 7.0%
              (c)(i) Sole power to vote or direct the vote: 0
                (ii) Shared power to vote or direct the vote: 543,133
                     shares of Common Stock; warrants to purchase 143,334 shares of Common Stock
               (iii) Sole power to dispose or direct the disposition: 0
                (iv) Shared power to dispose or direct the disposition:
                     543,133 shares of Common Stock; warrants to purchase 143,334 shares of Common Stock

Schedule 13G
CUSIP No. 741929301                                               Page 11 of 13

ITEM 5.   OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.
            Not applicable.

ITEM 6.   OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.
            Morgens Waterfall is an investment adviser registered under
            Section 203 of the Investment Advisers Act of 1940, as amended. The business of Morgens Waterfall is the rendering of financial services and as such it provides discretionary investment advisory services to each of the Advisory Clients. In such capacity, Morgens Waterfall has the power to make decisions regarding the dispositions of the proceeds from the sale of the foregoing shares of Common Stock. Under the rules promulgated by the Securities and Exchange Commission, Morgens Waterfall and its principal (Mr. Morgens) may be considered "beneficial owners" of securities acquired by the Advisory Clients. Each such Advisory Client has the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the securities held in such person's account.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.
            Not applicable.

ITEM 8.   IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.
            Not applicable.

ITEM 9.   NOTICE OF DISSOLUTION OF GROUP.
            Not applicable.

ITEM 10.  CERTIFICATION.
            By signing below each Reporting Person certifies that, to the best of its knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

Schedule 13G
CUSIP No. 741929301                                               Page 12 of 13


                                    SIGNATURE

      After reasonable inquiry and to the best of our knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

DATED:  July 29, 2009


                                         /s/ Edwin H. Morgens
                                         --------------------
                                         Edwin H. Morgens,
                                         as attorney-in-fact for
                                         the Reporting Persons

Schedule 13G
CUSIP No. 741929301                                               Page 13 of 13

                                    EXHIBIT 1

                           JOINT ACQUISITION STATEMENT
                            PURSUANT TO RULE 13d-1(k)


         The undersigned acknowledge and agree that the foregoing statement on
Schedule 13G is filed on behalf of each of the undersigned and that all subsequent amendments to this statement on Schedule 13G shall be filed on behalf of each of the undersigned without the necessity of filing additional joint acquisition statements. The undersigned acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning him or it contained therein, but shall not be responsible for the completeness and accuracy of the information concerning the others, except to the extent that he or it knows or has reason to believe that such information is inaccurate.

DATED:  July 29, 2009


                                         /s/ Edwin H. Morgens
                                         --------------------
                                         Edwin H. Morgens,
                                         as attorney-in-fact for
                                         the Reporting Persons